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                                        Company Contact: Dominick J. Valenzano
                                                         Chief Financial Officer
                                                         212/563-3355


From:     TRANS WORLD GAMING CORP.
          One Penn Plaza, Suite 1503
          New York, NY  10119



                    TRANS WORLD GAMING CORP. SIGNS AGREEMENT TO

                             ACQUIRE CASINO de ZARAGOZA

          -   COMPANY ALSO ANNOUNCES THE OPENING OF THE BISHKEK CASINO  -

          -  TRANSACTIONS MARK THE NEXT STEP IN INTERNATIONAL EXPANSION -

     NEW YORK, NEW YORK, APRIL 21, 1998: TRANS WORLD GAMING CORP. ("TWG") (OTC BULLETIN BOARD: IBET, IBETW) today announced that it has acquired 90% of the shares of the Casino de Zaragoza, a company incorporated in Zaragoza, Spain, which owns an exclusive casino license in the Region of Aragon ("CDZ"). CDZ is currently involved in a reorganization proceeding in the courts of Zaragoza. Immediately subsequent to the acquisition, the court approved a plan of recapitalization pursuant to which the tax debt of CDZ, totaling approximately U.S. $5 million, was restructured to be paid by CDZ over the next eight years. Governmental authorities in Aragon have agreed to use their best endeavors to assist CDZ in obtaining permission to move to a more favorable location in Zaragoza. The specific terms of the transaction was not disclosed. The Company plans to operate the casino in its current location, which is 20 miles outside of the Zaragoza city limits, until permission is granted by the regional government to move. Andrew Tottenham, President and CEO of Trans World, said, "The Casino de Zaragoza has the potential to be a terrific addition to the Company. Zaragoza is a city of close to 750,000 people and CDZ has the exclusive right to operate there."

     The Company also announced the grand opening of the Bishkek Casino, located in Krygyz Republic (a former member of the Soviet Union), on April 18, 1998. Trans World Gaming signed a twenty-year management agreement with Jockey Club Casinos, LLC for the management and operation of the casino. Terms were not disclosed. Mr. Tottenham stated, "The first few days of activity in the casino were quite encouraging. The gentlemen who control Jockey Club Casinos are experienced casino professionals. With the management expertise of Trans World, I believe that the Bishkek casino will be a first-class operation."

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     Trans World Gaming Corp. owns and operates, through its subsidiaries, two casinos featuring video poker in Louisiana, MATS (a casino software company in Colorado) and two recently acquired casinos in the Czech Republic. Its wholly-owned subsidiary, Tottenham & Company is an international gaming consultancy, serving clients in North and South America, Europe and the Far East. With offices in New York and London, the Company plans to specialize in small to medium casinos in local venues worldwide.


"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: THE STATEMENTS CONTAINED IN THIS RELEASE WHICH ARE NOT HISTORICAL FACTS CONTAIN FORWARD LOOKING INFORMATION WITH RESPECT TO PLANS, PROJECTIONS OR FUTURE PERFORMANCE OF THE COMPANY, THE OCCURRENCE OF WHICH INVOLVE CERTAIN RISKS AND UNCERTAINTIES DETAILED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.


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